Press Release

FOR IMMEDIATE RELEASE:

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Third Quarter 2015 Financial Results

PITTSBURGH, October 29, 2015 – The Federal Home Loan Bank of Pittsburgh (Bank) today announced unaudited financial results for the third quarter of 2015. The Bank recorded net income of $50.3 million for the quarter. The Board of Directors declared dividends of 5.0 percent annualized on activity stock and 3.0 percent annualized on membership stock. Dividends are payable to the Bank’s stockholders on October 30, 2015.

“Our third quarter performance is grounded in strong advance levels, reflecting the relevance of the cooperative to our membership,” said Winthrop Watson, President and Chief Executive Officer. “We are focused on serving our membership and vitalizing the communities across our region.”

Operating Results

The Bank’s net income for the third quarter of 2015 was $50.3 million compared to $67.0 million for the third quarter of 2014. This $16.7 million decrease was driven primarily by net losses on derivatives and hedging activities and gains on litigation settlements (net of legal fees and expenses) in the third quarter of 2014 that did not recur in the third quarter of 2015, partially offset by higher net interest income, net gains on trading securities and fees on standby letters of credit.

Net losses on derivatives and hedging activities were $25.4 million in the third quarter of 2015 compared to net gains of $247 thousand in the third quarter of 2014. The Bank recorded $14.1 million in the third quarter of 2014 in gains on the resolution of litigation (net of legal fees and expenses) related to matters arising from investments the Bank made in private-label mortgage-backed securities (MBS). There were no such gains in the third quarter of 2015. Partially offsetting these decreases, net interest income was $83.1 million for the third quarter of 2015, an increase of $10.8 million from $72.3 million for the third quarter of 2014, due to higher interest income on advances partially offset by higher interest expense on consolidated obligations. Net gains on trading securities in the third quarter of 2015 increased $8.7 million compared to the third quarter of 2014. Third quarter 2015 performance allowed the Bank to set aside $5.6 million for affordable housing programs.

For the nine months ended September 30, 2015, net income was $202.1 million compared to $191.5 million for the same prior-year period. The $10.6 million increase was primarily due to increased net interest income, lower net losses on derivatives and hedging activities, and higher fees on standby letters of credit, partially offset by lower gains on litigation settlements (net of legal fees and expenses) and lower net gains on trading securities.

Net interest income was $239.7 million for the first nine months of 2015, an increase of $39.3 million from $200.4 million for the same period in 2014, primarily due to higher interest income on advances partially offset by higher interest expense on consolidated obligations, and lower interest income on mortgage loans held for portfolio. Net losses on derivatives and hedging activities were $3.9 million in the first nine months of 2015, an improvement of $14.6 million compared to net losses of $18.5 million in the same prior-year period. Partially offsetting these increases, gains on litigation settlements (net of legal fees and expenses) were $15.3 million in the first nine months of 2015 compared to $50.7 million in the same prior-year period, and net gains on trading securities were $5.4 million in the first nine months of 2015 compared to $16.5 million in the same period in 2014.

Balance Sheet Highlights

At September 30, 2015, total assets were $92.4 billion, up $6.7 billion from $85.7 billion at December 31, 2014. The increase was primarily due to advances, which totaled $68.8 billion at September 30, 2015, an increase of $5.4 billion compared to $63.4 billion at December 31, 2014. Advance volume growth from year-end was driven primarily by increased demand from larger members as well as significant growth in the insurance classification.

Total capital at September 30, 2015, was $4.3 billion, up from $4.0 billion at December 31, 2014. This increase was due to additional stock purchases related to advance activity. Capital stock increased to $3.3 billion at September 30, 2015, compared with $3.0 billion at December 31, 2014. Total retained earnings were $867.0 million at September 30, 2015, compared to $837.5 million at December 31, 2014. Total retained earnings at September 30, 2015 included $151.6 million of restricted retained earnings. At September 30, 2015, the Bank had total regulatory capital of $4.2 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 5.0 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 3.0 percent. These dividends will be calculated on stockholders’ average balances during the period July 1, 2015, to September 30, 2015, and credited to stockholders’ accounts on Friday, October 30, 2015.

Detailed financial information regarding the third quarter of 2015 will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which the Bank anticipates filing on November 5, 2015. Detailed financial information regarding 2014 is available in the Bank’s 2014 Annual Report on Form 10-K, which can be accessed through FHLBank Pittsburgh’s website at www.fhlb-pgh.com or on the SEC’s website at www.sec.gov.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to mortgage-backed securities; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	September 30,	December 31,
	2015	2014
ASSETS:
Cash and due from banks	$4,946.3	$2,451.1
Federal funds sold	2,030.0	4,585.0
Securities purchased under agreements to resell	2,875.0	—
Trading securities	398.3	281.0
Available-for-sale securities	7,312.7	8,408.8
Held-to-maturity securities	2,759.7	3,246.8
Advances	68,804.3	63,408.4
Mortgage loans held for portfolio, net of allowance for credit losses of $6.1 and $7.3, respectively	3,068.2	3,123.3
All other assets	240.8	172.7

Total assets	$92,435.3	$85,677.1

LIABILITIES:
Consolidated obligations, net	$87,234.2	$80,772.6
All other liabilities	926.0	901.5

Total liabilities	88,160.2	81,674.1
CAPITAL:
Capital stock	3,294.0	3,041.0
Retained earnings	867.0	837.5
Accumulated other comprehensive income	114.1	124.5

Total capital	4,275.1	4,003.0

Total liabilities and capital	$92,435.3	$85,677.1

	Three months ended		Nine months ended
	September 30,		September 30,
Condensed Statement of Income	2015	2014	2015	2014
Total interest income	$177.4	$154.8	$509.8	$460.6
Total interest expense	94.3	82.5	270.1	260.2

Net interest income	83.1	72.3	239.7	200.4
Provision (benefit) for credit losses	(0.2)	(0.4)	(0.4)	(3.9)
Gain on litigation settlements, net	—	14.1	15.3	50.7
All other income	(10.7)	5.1	21.2	12.6
All other expense	16.7	17.5	52.0	54.8

Income before assessments	55.9	74.4	224.6	212.8
Affordable Housing Program assessment	5.6	7.4	22.5	21.3

Net income	$50.3	$67.0	$202.1	$191.5

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